EXHIBIT 99.1
NEWS RELEASE

Ducommun Incorporated Reports Results for the
Third Quarter Ended October 2, 2021
Commercial Aerospace Business Returns to Growth; Backlog* Increases
to Highest Level Since Start of Pandemic
SANTA ANA, CALIFORNIA (November 2, 2021) – Ducommun Incorporated (NYSE:DCO) (“Ducommun” or the “Company”) today reported results for its third quarter ended October 2, 2021.
Third Quarter 2021 Recap
•Revenue was $163.2 million
•Net income of $9.6 million, or $0.78 per diluted share
•Adjusted net income of $10.1 million, or $0.83 per diluted share
•Adjusted EBITDA of $23.9 million, or 14.6% of revenue
•Backlog of $836 million
“Our performance this quarter came in essentially as expected, with another solid performance in Ducommun's defense business along with steadily increasing commercial aerospace demand driving top line growth both sequentially and year-over-year,” said Stephen G. Oswald, chairman, president and chief executive officer. “Revenue rose to $163.2 million, up 9% over 2020, as large commercial aircraft platform sales climbed more than 50% due to increased build rates from Boeing and Airbus. At the same time, the Company's backlog increased to $836 million, the highest level since the COVID-19 pandemic began in Q1 2020, reflecting improving commercial order trends and solid demand across the board.
“I was also pleased by the strong bottom line results, including adjusted EBITDA of $23.9 million and $0.83 per diluted share for the quarter. We remain vigilant in driving earnings and assessing the business for additional ways to increase asset utilization and streamline operations. One area of particular interest is Ducommun's review of our legacy Southern California industrial real estate properties, specifically with regards to utilizing sale-leaseback transactions in this extremely strong real estate market. In addition, the operating team continues to provide a high level of service to our customers and has effectively managed the Company's supply chain and human resources as we move forward to finish the year on a very positive note.”
Third Quarter Results
Net revenue for the third quarter of 2021 was $163.2 million compared to $150.4 million for the third quarter of 2020. The year-over-year increase of 8.5% was primarily due to the following:
•$10.4 million higher revenue in the Company’s commercial aerospace end-use markets due to higher build rates on large aircraft platforms and regional and business aircraft platforms; and
•$2.6 million higher revenue in the Company’s military and space end-use markets due to higher build rates on military fixed-wing aircraft platforms, partially offset by lower build rates on other military and space platforms.
Net income for the third quarter of 2021 was $9.6 million, or $0.78 per diluted share, compared to $6.5 million, or $0.54 per diluted share, for the third quarter of 2020. This reflects a $1.9 million increase in gross profit due to higher revenue and lower restructuring charges of $1.1 million.

Gross profit for the third quarter of 2021 was $35.3 million, or 21.6% of revenue, compared to gross profit of $33.5 million, or 22.3% of revenue, for the third quarter of 2020. The decrease in gross profit as a percentage of net revenue year-over-year was primarily due to unfavorable product mix.
Operating income for the third quarter of 2021 was $13.4 million, or 8.2% of revenue, compared to $10.3 million, or 6.8% of revenue, in the comparable period last year. The year-over-year increase of $3.1 million was primarily due to higher revenue and lower restructuring charges. Adjusted operating income for the third quarter of 2021 was $14.1 million, or 8.6% of revenue, compared to $12.4 million, or 8.2% of revenue, in the comparable period last year.
Interest expense for the third quarter of 2021 was $2.8 million compared to $3.1 million in the comparable period of 2020. The year-over-year decrease was due to lower interest rates and a lower outstanding debt balance.
Adjusted EBITDA for the third quarter of 2021 was $23.9 million, or 14.6% of revenue, compared to $21.6 million, or 14.4% of revenue, for the comparable period in 2020.
During the third quarter of 2021, the net cash provided by operations was $5.5 million compared to $4.9 million during the third quarter of 2020. The higher cash provided by operations year-over-year was primarily due to higher net income and higher contract liabilities, partially offset by higher contract assets and higher accounts receivable.
* The Company defines backlog as potential revenue and is based on customer placed purchase orders and long-term agreements (“LTAs”) with firm fixed price and expected delivery dates of 24 months or less. Backlog as of October 2, 2021 was $835.5 million compared to $807.7 million as of December 31, 2020. Under ASC 606, the Company defines performance obligations as customer placed purchase orders with firm fixed price and firm delivery dates. The remaining performance obligations disclosed under ASC 606 as of October 2, 2021 were $736.0 million compared to $779.7 million as of December 31, 2020.
Business Segment Information
Electronic Systems
Electronic Systems segment net revenue for the quarter ended October 2, 2021 was $104.7 million, compared to $103.5 million for the third quarter of 2020. The year-over-year increase was primarily due to the following:
•$1.2 million higher revenue within the Company’s military and space end-use markets due to higher build rates on military fixed-wing aircraft platforms, partially offset by lower build rates on other military and space platforms; and
•$0.2 million higher revenues in the Company’s commercial aerospace end-use markets.
Electronic Systems segment operating income for the quarter ended October 2, 2021 was $15.3 million, or 14.6% of revenue, compared to $14.9 million, or 14.4% of revenue, for the comparable quarter in 2020. The year-over-year increase of $0.5 million was primarily due favorable product mix, partially offset by unfavorable manufacturing volume.
Structural Systems
Structural Systems segment net revenue for the quarter ended October 2, 2021 was $58.5 million, compared to $46.9 million for the third quarter of 2020. The year-over-year increase was due to the following:
•$10.2 million higher revenue within the Company’s commercial aerospace end-use markets due to higher build rates on large aircraft platforms and regional and business aircraft platforms; and
•$1.4 million higher revenue within the Company’s military and space end-use markets due to higher build rates on other military and space platforms, partially offset by lower build rates on military rotary-wing aircraft platforms.
Structural Systems segment operating income for the quarter ended October 2, 2021 was $4.5 million, or 7.6% of revenue, compared to $1.8 million, or 3.8% of revenue, for the comparable quarter in 2020. The year-over-year increase of $2.7 million was primarily due to favorable manufacturing volume, partially offset by unfavorable product mix.
Corporate General and Administrative (“CG&A”) Expenses
CG&A expenses for the third quarter of 2021 were $6.4 million, or 3.9% of total Company revenue, compared to $6.4 million, or 4.2% of total Company revenue, for the comparable quarter in the prior year. CG&A expenses were essentially flat.

Conference Call
A teleconference hosted by Stephen G. Oswald, the Company’s chairman, president and chief executive officer, and Christopher D. Wampler, the Company’s vice president, chief financial officer, controller and treasurer will be held today, November 2, 2021 at 2:00 p.m. PT (5:00 p.m. ET) to review these financial results. To participate in the teleconference, please call 844-239-5278 (international 574-990-1017) approximately 10 minutes prior to the conference time. The participant passcode is 4758447. Mr. Oswald and Mr. Wampler will be speaking on behalf of the Company and anticipate the call (including Q&A) to last approximately 45 minutes. This call is also being webcast and can be accessed at the Ducommun website at Ducommun.com.
About Ducommun Incorporated
Ducommun Incorporated delivers value-added innovative manufacturing solutions to customers in the aerospace, defense and industrial markets. Founded in 1849, the Company specializes in two core areas - Electronic Systems and Structural Systems - to produce complex products and components for commercial aircraft platforms, mission-critical military and space programs, and sophisticated industrial applications. For more information, visit Ducommun.com.
Forward Looking Statements
This press release and any attachments include “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, any statements about the Company’s growth or rate of growth and outlook for the remainder of 2021 and 2022, the Company's ability to increase the utilization of its assets through the use of sale-leaseback transactions, and the recovery of the aerospace industry and air travel in light of the COVID-19 pandemic. The Company generally uses the words “may,” “will,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend,” “continue” and similar expressions in this press release and any attachments to identify forward-looking statements. The Company bases these forward-looking statements on its current views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things: whether the anticipated pre-tax restructuring charges will be sufficient to address all anticipated restructuring costs, including related to employee separation, facilities consolidation, inventory write-down and other asset impairments; whether the expected cost savings from the restructuring will ultimately be obtained in the amount and during the period anticipated; whether the restructuring in the affected areas will be sufficient to build a more cost efficient, focused, higher margin enterprise with higher returns for the Company's shareholders; the strength of the real estate market, the duration of any lease entered into as part of any sale-leaseback transaction, the amount of commissions owed to brokers, and applicable tax rates; the impact of the Company’s debt service obligations and restrictive debt covenants; the Company’s end-use markets are cyclical; the Company depends upon a selected base of industries and customers; a significant portion of the Company’s business depends upon U.S. Government defense spending; the Company is subject to extensive regulation and audit by the Defense Contract Audit Agency; contracts with some of the Company’s customers contain provisions which give the its customers a variety of rights that are unfavorable to the Company; further consolidation in the aerospace industry could adversely affect the Company’s business and financial results; the Company’s ability to successfully make acquisitions, including its ability to successfully integrate, operate or realize the projected benefits of such businesses; the Company relies on its suppliers to meet the quality and delivery expectations of its customers; the Company uses estimates when bidding on fixed-price contracts which estimates could change and result in adverse effects on its financial results; the impact of existing and future laws and regulations; the impact of existing and future accounting standards and tax rules and regulations; environmental liabilities could adversely affect the Company’s financial results; cyber security attacks, internal system or service failures may adversely impact the Company’s business and operations; the ultimate geographic spread, duration and severity of the coronavirus (COVID-19) outbreak, and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain the outbreak or treat its impact, and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein, could cause the Company’s results to differ materially from those expressed or suggested in any forward-looking statement. Except as required by law, the Company does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release, November 2, 2021, or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov).

Note Regarding Non-GAAP Financial Information
This release contains non-GAAP financial measures, including Adjusted EBITDA (which excludes interest expense, income tax expense, depreciation, amortization, stock-based compensation expense, restructuring charges, and Guaymas fire related expenses), non-GAAP operating income and as a percentage of net revenues, non-GAAP earnings, and non-GAAP earnings per share. In addition, certain prior period amounts have been reclassified to conform to current year’s presentation.
The Company believes the presentation of these non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company discloses different non-GAAP financial measures in order to provide greater transparency and to help the Company’s investors to more meaningfully evaluate and compare Ducommun’s results to its previously reported results. The non-GAAP financial measures that the Company uses may not be comparable to similarly titled financial measures used by other companies. We define backlog as potential revenue and is based on customer placed purchase orders and long-term agreements (“LTAs”) with firm fixed price and expected delivery dates of 24 months or less. The majority of the LTAs do not meet the definition of a contract under ASC 606 and thus, the backlog amount disclosed herein is greater than the remaining performance obligations disclosed under ASC 606. Backlog is subject to delivery delays or program cancellations, which are beyond our control. Backlog is affected by timing differences in the placement of customer orders and tends to be concentrated in several programs to a greater extent than our net revenues. Backlog in industrial markets tends to be of a shorter duration and is generally fulfilled within a three month period. As a result of these factors, trends in our overall level of backlog may not be indicative of trends in our future net revenues.
CONTACTS:

Christopher D. Wampler, Vice President, Chief Financial Officer, Controller and Treasurer, 657.335.3665
Chris Witty, Investor Relations, 646.438.9385, cwitty@darrowir.com
[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	October 2, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$8,973	$56,466
Accounts receivable, net	69,805	58,025
Contract assets	182,759	154,028
Inventories	144,179	129,223
Production cost of contracts	7,630	6,971
Other current assets	7,595	5,571
Total Current Assets	420,941	410,284
Property and equipment, Net	108,973	109,990
Operating lease right-of-use assets	17,052	16,348
Goodwill	170,830	170,830
Intangibles, net	114,984	124,744
Deferred income taxes	33	33
Other assets	4,970	5,118
Total Assets	$837,783	$837,347
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$65,275	$63,980
Contract liabilities	23,274	28,264
Accrued and other liabilities	35,294	40,526
Operating lease liabilities	3,365	3,132
Current portion of long-term debt	7,000	7,000
Total Current Liabilities	134,208	142,902
Long-term debt, less current portion	291,038	311,922
Non-current operating lease liabilities	14,801	14,555
Deferred income taxes	18,395	16,992
Other long-term liabilities	20,393	21,642
Total Liabilities	478,835	508,013
Commitments and contingencies
Shareholders’ Equity
Common stock	119	117
Additional paid-in capital	101,265	97,090
Retained earnings	266,429	241,727
Accumulated other comprehensive loss	(8,865)	(9,600)
Total Shareholders’ Equity	358,948	329,334
Total Liabilities and Shareholders’ Equity	$837,783	$837,347

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
Net Revenues	$163,227	$150,371	$480,570	$471,155
Cost of Sales	127,912	116,906	375,373	368,218
Gross Profit	35,315	33,465	105,197	102,937
Selling, General and Administrative Expenses	21,952	22,093	68,132	67,253
Restructuring Charges	—	1,107	—	1,768
Operating Income	13,363	10,265	37,065	33,916
Interest Expense	(2,770)	(3,101)	(8,433)	(11,068)
Other Income	196	99	196	99
Income Before Taxes	10,789	7,263	28,828	22,947
Income Tax Expense	1,205	762	4,126	3,426
Net Income	$9,584	$6,501	$24,702	$19,521
Earnings Per Share
Basic earnings per share	$0.80	$0.56	$2.08	$1.67
Diluted earnings per share	$0.78	$0.54	$2.02	$1.64
Weighted-Average Number of Common Shares Outstanding
Basic	11,920	11,703	11,862	11,660
Diluted	12,242	11,959	12,248	11,886

Gross Profit %	21.6%	22.3%	21.9%	21.8%
SG&A %	13.4%	14.7%	14.2%	14.3%
Operating Income %	8.2%	6.8%	7.7%	7.2%
Net Income %	5.9%	4.3%	5.1%	4.1%
Effective Tax Rate	11.2%	10.5%	14.3%	14.9%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
BUSINESS SEGMENT PERFORMANCE
(Unaudited)
(Dollars in thousands)

	Three Months Ended					Nine Months Ended
	% Change	October 2, 2021	September 26, 2020	% of Net Revenues 2021	% of Net Revenues 2020	% Change	October 2, 2021	September 26, 2020	% of Net Revenues 2021	% of Net Revenues 2020
Net Revenues
Electronic Systems	1.2%	$104,721	$103,470	64.2%	68.8%	4.5%	$306,622	$293,540	63.8%	62.3%
Structural Systems	24.7%	58,506	46,901	35.8%	31.2%	(2.1)%	173,948	177,615	36.2%	37.7%
Total Net Revenues	8.5%	$163,227	$150,371	100.0%	100.0%	2.0%	$480,570	$471,155	100.0%	100.0%
Segment Operating Income
Electronic Systems		$15,319	$14,867	14.6%	14.4%		$42,185	$40,427	13.8%	13.8%
Structural Systems		4,457	1,769	7.6%	3.8%		15,177	13,373	8.7%	7.5%
		19,776	16,636				57,362	53,800
Corporate General and Administrative Expenses(1)		(6,413)	(6,371)	(3.9)%	(4.2)%		(20,297)	(19,884)	(4.2)%	(4.2)%
Total Operating Income		$13,363	$10,265	8.2%	6.8%		$37,065	$33,916	7.7%	7.2%
Adjusted EBITDA
Electronic Systems
Operating Income		$15,319	$14,867				$42,185	$40,427
Other Income		196	—				196	—
Depreciation and Amortization		3,547	3,492				10,396	10,591
Restructuring Charges		—	304				—	332
		19,062	18,663	18.2%	18.0%		52,777	51,350	17.2%	17.5%
Structural Systems
Operating Income		4,457	1,769				15,177	13,373
Depreciation and Amortization		3,599	3,528				10,540	10,956
Restructuring Charges		—	803				—	1,436
Guaymas fire related expenses		704	1,022				1,871	1,022
		8,760	7,122	15.0%	15.2%		27,588	26,787	15.9%	15.1%
Corporate General and Administrative Expenses(1)
Operating loss		(6,413)	(6,371)				(20,297)	(19,884)
Other Income		—	99				—	99
Depreciation and Amortization		58	58				176	194
Stock-Based Compensation Expense		2,407	2,076				8,149	6,605
		(3,948)	(4,138)				(11,972)	(12,986)
Adjusted EBITDA		$23,874	$21,647	14.6%	14.4%		$68,393	$65,151	14.2%	13.8%
Capital Expenditures
Electronic Systems		$1,964	$586				$3,865	$3,518
Structural Systems		1,598	1,796				6,154	4,400
Corporate Administration		—	—				—	—
Total Capital Expenditures		$3,562	$2,382				$10,019	$7,918
(1)Includes costs not allocated to either the Electronic Systems or Structural Systems operating segments.

DUCOMMUN INCORPORATED AND SUBSIDIARIES
GAAP TO NON-GAAP OPERATING INCOME RECONCILIATION
(Unaudited)
(Dollars in thousands)

	Three Months Ended				Nine Months Ended
GAAP To Non-GAAP Operating Income	October 2, 2021	September 26, 2020	% of Net Revenues 2021	% of Net Revenues 2020	October 2, 2021	September 26, 2020	% of Net Revenues 2021	% of Net Revenues 2020
GAAP Operating income	$13,363	$10,265			$37,065	$33,916

GAAP Operating income - Electronic Systems	$15,319	$14,867			$42,185	$40,427
Adjustment:
Restructuring charges	—	304			—	332
Adjusted operating income - Electronic Systems	15,319	15,171	14.6%	14.7%	42,185	40,759	13.8%	13.9%

GAAP Operating income - Structural Systems	4,457	1,769			15,177	13,373
Adjustment:
Restructuring charges	—	803			—	1,436
Guaymas fire related expenses	704	1,022			1,871	1,022
Adjusted operating income - Structural Systems	5,161	3,594	8.8%	7.7%	17,048	15,831	9.8%	8.9%

GAAP Operating loss - Corporate	(6,413)	(6,371)			(20,297)	(19,884)
Adjusted operating loss - Corporate	(6,413)	(6,371)			(20,297)	(19,884)
Total adjustments	704	2,129			1,871	2,790
Adjusted operating income	$14,067	$12,394	8.6%	8.2%	$38,936	$36,706	8.1%	7.8%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
GAAP TO NON-GAAP EARNINGS AND EARNINGS PER SHARE RECONCILIATION
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
GAAP To Non-GAAP Earnings	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
GAAP Net income	$9,584	$6,501	$24,702	$19,521
Adjustments:
Restructuring charges (1)	—	930	—	1,485
Guaymas fire related expenses (2)	563	858	1,497	858
Total adjustments	563	1,788	1,497	2,343
Adjusted net income	$10,147	$8,289	$26,199	$21,864

	Three Months Ended		Nine Months Ended
GAAP Earnings Per Share To Non-GAAP Earnings Per Share	October 2, 2021	September 26, 2020	October 2, 2021	September 26, 2020
GAAP Diluted earnings per share (“EPS”)	$0.78	$0.54	$2.02	$1.64
Adjustments:
Restructuring charges (1)	—	0.08	—	0.12
Guaymas fire related expenses (2)	0.05	0.07	0.12	0.07
Total adjustments	0.05	0.15	0.12	0.19
Adjusted diluted EPS	$0.83	$0.69	$2.14	$1.83

Shares used for adjusted diluted EPS	12,242	11,959	12,248	11,886
(1) Includes effective tax rate of 16.0% for 2020 adjustments.
(2) Includes effective tax rate of 20.0% for 2021 adjustments.

DUCOMMUN INCORPORATED AND SUBSIDIARIES
NON-GAAP BACKLOG* BY REPORTING SEGMENT
(Unaudited)
(Dollars in thousands)

	October 2, 2021	December 31, 2020
Consolidated Ducommun
Military and space	$497,525	$515,396
Commercial aerospace	286,431	268,326
Industrial	51,583	24,019
Total	$835,539	$807,741
Electronic Systems
Military and space	$401,399	$389,877
Commercial aerospace	50,559	56,719
Industrial	51,583	24,019
Total	$503,541	$470,615
Structural Systems
Military and space	$96,126	$125,519
Commercial aerospace	235,872	211,607
Total	$331,998	$337,126
* The Company defines backlog as potential revenue and is based on customer placed purchase orders and long-term agreements (“LTAs”) with firm fixed price and expected delivery dates of 24 months or less. Backlog as of October 2, 2021 was $835.5 million compared to $807.7 million as of December 31, 2020. Under ASC 606, the Company defines performance obligations as customer placed purchase orders with firm fixed price and firm delivery dates. The remaining performance obligations disclosed under ASC 606 as of October 2, 2021 were $736.0 million compared to $779.7 million as of December 31, 2020.